EXHIBIT 99

                              Consulting Agreement

THIS CONSULTING AGREEMENT, made this 14th day of December, 2000 by and between:
William R. Wheeler, an independent consultant with a principal address at 14955 Horseshoe Trace. Wellington, Florida 33414 (hereinafter the "Consultant").

                                       And

Pacel Corp, a Virginia Corporation with it's principal place of business at 8870 Rixlew Lane, Suite 200, Manassas, Va. 20109, (hereinafter the"Company").

WITNESSETH THAT WHEREAS, Consultant is in the business of providing advice in various business and marketing situations and creation of creative content to clients such as the Company, and the Company is desirous of retaining the Consultant in order to receive such advice and consulting services and the parties hereto desire to have a formal agreement to evidence the terms and conditions of their relationship.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual covenants contained herein the parties have agreed as follows:

     * The Company hereby retains and employs Consultant and Consultant hereby agrees to the retention and employment on the terms and conditions of this consulting agreement. Consultant is an independent contractor and none of it's employees shall become an officer, director or employee of Company and Consultant shall be an agent of the Company only as specifically defined herein. As used herein, Company shall mean the named Company and all of it's subsidiaries and affiliates

The term of this agreement shall be for the term of one year from the date shown at the head hereof.

     1. During the term of this agreement Consultant shall render creative consulting services subject to the terms and conditions hereof. Such services may include, but not limited to: a) assistance in developing marketing programs for the company software, b) introduction to The Adam Walsh Foundation for the purpose of developing a joint venture for assisting the promotion of awareness of missing and abused children, c) introduction to key management of I.M.G. for the purpose of discussing mutual business relationships , d) assistance with biometrics technology for enhancing the productivity of the product) introduction to Power Kiosk Inc. for the purpose of expanding the marketability of the Company's products, f) assist in procuring rights to certain application patents that may enhance marketability of the Company's products.

         Consultant representations and warranties:

          i) Consultants services are not and will not be to promote, maintain a market for the Company's securities to the general public or in the connection with, or related to capital raising transactions.

          ii) Any compensation received herein will not be used in connection with distribution of the Company's securities or to the general public nor will the Consultant act as a conduit for the distribution of such securities.

          iii) Consultant is a natural person who has contracted directly with the Company.

          iv) Consultant will not provide any services in connection with any potential restructuring of the capital of the Company

          v) Consultant will not sell or resell or remit any proceeds from the sale of shares obtained as compensation herein, back to the Company or apply the proceeds to debts of the Company.

     1. Compensation for Consultant's services shall be 2,000,000 shares of free trading stock either pursuant to an S-8 offering, or existing stock option plan.. Company and Consultant hereby agree additional compensation maybe due Consultant on a project by project basis and such compensation shall be mutually agreed upon.
     2. All notices to a party shall be deemed given when mailed by registered or certified mail to the address set forth at the beginning of this agreement or any other address as may be substituted therefor by notice.
     3. In the absence of any specific written agreement Consultant shall be responsible for his expenses incurred under this agreement.

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     4.   This  agreement  is the  entire  agreement  between  the  parties  and
          supersedes  negotiations,   discussions,  conversations  and  informal
          understandings  and any prior  agreement(s)  between the parties  with
          respect  to  the  subject  hereof.   There  are  no   representations,
          warranties or other agreements except as expressed in this agreement. No alteration, modification or waiver of terms or conditions hereof shall be binding unless in writing and signed by both parties.
     5. This agreement may not be assigned by either party, whether by operation of law or otherwise.
     6. This agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as draftsman.
     7. It is the intent of the parties that this agreement shall be construed and interpreted and that all questions arising thereunder shall be determined in the accordance and with the provisions of the Laws of the State of Virginia.
     8. This agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.
     9. Any controversy, claim or dispute arising out of this Agreement or a claimed breach thereof, that can not be resolved by negotiations, shall be resolved by arbitration, to be held in the State of Virginia. Failure of a party to participate or co-operate shall be grounds for default judgement,
     10. This agreement may be executed in two or more counter parts and by facsimile any one of which me be deemed original.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Consulting Agreement this 14th day of December, 2000.


PACEL Corp.                                      WILLIAM R. WHEELER


--------------------------------                 -------------------------------
by: David E. Calkins CEO                         by: William R. Wheeler